Exhibit 5.1

[Manatt, Phelps & Phillips, LLP Letterhead]

November 12, 2013

IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035-7418

Re:	IXYS Corporation 2013 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

As special counsel to IXYS Corporation (the “Registrant”), at your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Registrant with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 2,000,000 shares of the Registrant’s common stock, $0.01 par value (the “Shares”), that may be issued in the aggregate under the Plan.

In rendering this opinion, we have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. For the purpose of rendering the opinions set forth herein, we have been furnished with and examined only the following documents:

1.	The Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on March 23, 2001.

2.	The Amended and Restated Bylaws of the Registrant, as amended as of December 7, 2007.

3.	The Registration Statement.

4.	Records of proceedings of the Board of Directors and stockholders of the Registrant pertaining to the Plan.

5.	The Plan.

With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Registrant certificates as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such certificates.

Based upon the foregoing and such further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that as of the date hereof the Shares have been authorized by all necessary corporate action of the Registrant and when issued and delivered in conformity with the terms of the Plan and in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Registrant or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

This opinion is limited to the Delaware General Corporations Law and the federal securities laws, including statutory provisions and present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement it should the Delaware General Corporations Law or the federal securities laws be changed by legislative action, judicial decision or otherwise. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the Plan, the Registration Statement or the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which is being filed on behalf of the Registrant in connection with the registration of the aforementioned Shares under the Act. In giving such consent, we do not admit that we are in the category of “persons” whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP

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